Exhibit 10.11

Arrangement with Jason Carlson

As an inducement for Mr. Carlson to join Semtech Corporation, the Company agreed that should Mr. Carlson be promoted to Chief Executive Officer, a decision that is entirely dependent upon Mr. Carlson’s performance and the discretion of the Board of Directors of the Company, his salary would be increased by $50,000 annually and he would be granted options to purchase an additional 250,000 shares of the Company’s common stock. Should Mr. Carlson’s services be terminated by the Board of Directors, he will be granted a severance allowance equal to six months salary (currently valued at $150,000) and benefits continuation upon signing of a non-compete agreement and a full release of all claims and obligations. Vesting of stock options would cease as of the last day that services are actively provided to the Company.